UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒      Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

A. SCHULMAN, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
STARBOARD VALUE & OPPORTUNITY FUND, LLC
RCG ENTERPRISE, LTD
PARCHE, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS CAPITAL GROUP, L.L.C.
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
MARK MITCHELL
MICHAEL CAPORALE, JR.
LEE MEYER
YEVGENY V. RUZHITSKY

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its nominees at the 2007 annual meeting of stockholders of A. Schulman, Inc., a Delaware corporation (the “Company”).

Item 1: On November 2, 2007, the Company delivered to Starboard its intended response to Starboard’s 14a-8 shareholder proposal (the “Starboard Proposal”) for inclusion in the Company’s proxy Statement.  On November 21, 2007, the Company delivered to Starboard a revised draft response to the Starboard proposal, which is included in the Company’s proxy statement filed with the SEC on form PRE 14A on November 21, 2007.  The full text of the Company’s November 2, 2007 draft response follows:

BOARD OP DIRECTORS STATEMENT
IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

Proposal No.___, presented by Starboard, requests that your Board of Directors form a special committee of outside directors to engage the services of an investment banking firm in order to evaluate and pursue a sale or merger of the Company’s North American business segment or the Company as a whole.  For the foregoing reasons, the Board of Directors urges that you vote AGAINST this proposal.

As the strategic leaders of the Company, we, the members of the Board of Directors, view our fiduciary duties to the Company and its shareholders as matters of paramount importance.  To this end, we believe our obligation to promote profitability and shareholder value is one of our principal responsibilities.  Together with management and outside advisors, we regularly evaluate the Company’s financial performance and assess its strategies for maximizing shareholder value.  In that regard, the Company has retained an investment banker for the past several years to help advise the Company and its Board of Directors on the valuations with respect to its strategic alternatives.

During fiscal 2006 and 2007, the Company, with the help of outside consultants, undertook a comprehensive evaluation of its current and long-term financial position, specifically within North America.  As a result of this evaluation, we determined that strategic changes were necessary to improve the Company’s future performance and to return North American operations to profitability.  Subsequently, during fiscal 2007, the Company embarked upon a number of cost-cutting initiatives and restructuring efforts aimed at improving long-term profitability in both North America and in Europe.  In addition, the Company recently completed the commercial launch of an important new product, Invasion, which we anticipate will contribute to the turnaround of the Company’s North American business and help drive growth going forward.  A summary of the Company’s strategic restructuring is detailed below.

We firmly feel that our restructuring and cost-cutting initiatives, as well as effectively launching Invasion, are the correct courses of action for the Company’s future and maximizing shareholder value.  Given that we are continually and comprehensively evaluating strategic alternatives, we feel that creating a special committee and employing an additional investment banking firm to analyze a potential merger or sale is unnecessary and inappropriate at this time and would undermine our restructuring effort and impose unnecessary financial costs on the Company and its shareholders.

Restructuring and Cost-Cutting Initiatives

Over fiscal 2007, the Company commenced a multi-phase, cost-cutting and restructuring plan aimed at promoting profitability in the Company’s North American business segment and the Company’s overall long-term success.  These initiatives included:

•	In November 2006, the Company undertook the first phase of its cost-cuffing initiatives by reducing its workforce and manufacturing capacity at its Orange, Texas and Bellevue, Ohio locations;

•
In February 2007, the Company implemented the second phase of its cost-cutting efforts, including the elimination of unnecessary positions, reducing health care costs, reducing selling and administrative expenses, and improving purchasing processes and logistical efficiencies; and

•
In June 2007, the Company implemented the third phase of its restructuring efforts by undertaking a dynamic reorganization of its North American operations into three streamlined business units (Engineered Compounds, Polybatch, and Merchant & Distribution) in order to maximize efficiency.

Commercial Introduction of New Product Line

The start-up of the Company’s initial Invasion’“ product line at the Sharon Center, Ohio facility took place as planned during May 2007 and production at the new facility in Findlay, Ohio is scheduled to begin during the 2008 calendar year.  Invasion is a multi-layered, extruded sheet product that is cost-competitive and simplifies the manufacturing process for the Company’s customers, while providing a higher-performance and more environmentally friendly alternative to existing plastic and film materials that are painted.  We believe that our North American operations, specifically the depth of our relationships in the automotive industry, are essential to the successful introduction of our Invasion product.

Enhanced Prospects for the Future

Based upon the cost-cutting and restructuring initiatives undertaken during fiscal 2007 and continued in 2008, we believe the Company is strongly positioned in our target markets and on the road to returning to profitability in the North American business segment.  In addition, we anticipate considerable increased savings during fiscal 2008 and beyond because of these restructuring efforts.  We do not think, therefore, that investigating the potential sale or merger of the North American business segment or the Company would be in the best interest of the Company or its shareholders at this time.  After conducting our evaluation, we believe the best way to maximize shareholder value and promote the long-term prospects of the Company is to successfully implement our cost-cutting and restructuring initiatives and to launch Invasion.  We believe that continuing to focus on improving the Company’s operations, including investing in the commercialization of the Company’s Invasion products, remains the Board’s main priority.

While adoption of the proposal would not be binding on the Board of Directors as a mutter of law, WC believe that the adoption of such a proposal could significantly undermine the Company’s restructuring initiatives and adversely influence the Company’s relationships with its customers, business partners, and employees.  Regardless of the outcome of the vote on this proposal, we are still required to exercise our independent judgment in considering whether the establishment of a special Board committee and employment of an additional investment banking firm would be in the best interest of the Company.  Therefore, we believe that it is in the best interest of the Company and its shareholders to reject this proposal and support the Company’s current course of action.

Required Vote

The approval of Starboard’s proposal requires the affirmative vote of the holders of a majority of the shares of common stock of the Company having voting power present at the Annual Meeting in person or represented by proxy.  In determining whether the proposal has received the requisite vote for approval, an abstention will have the same effect as a vote against the proposal.  A broker non-vote, however, would not be counted as having voting power with respect to this Proposal and, therefore, would be disregarded in determining the outcome of this proposal.

The Board of Directors recommends a vote AGAINST the adoption of Stockholder Proposal No.___.  Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

On December 19, 2007, Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2007 annual meeting of stockholders of A. Schulman, Inc., a Delaware corporation (the “Company”).

RAMIUS CAPITAL ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER: (888) 750-5834.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd., a Cayman Islands exempted company  (“Starboard”), Starboard Value & Opportunity Fund, LLC, a Delaware limited liability company (“Starboard Value”), Parche, LLC, a Delaware limited liability company (“Parche”), RCG Enterprise, Ltd, a Cayman Islands exempted company (“RCG Enterprise”), RCG Starboard Advisors, LLC, a Delaware limited liability company (“RCG Starboard”), Ramius Capital, a Delaware limited liability company, C4S & Co., L.L.C., a Delaware limited liability company (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), Mark Mitchell (“Mr. Mitchell”), Michael Caporale, Jr. (“Mr. Caporale Jr.”), Lee Meyer (“Mr. Meyer”) and Yevgeny V. Ruzhitsky (“Mr. Ruzhitsky”) (collectively, the “Participants”).  As of December 26, 2007, Starboard beneficially owns 998,073 shares of Common Stock of the Company, Starboard Value beneficially owns 736,984 shares of Common Stock of the Company and Parche beneficially owns 327,738 shares of Common Stock of the Company.  As the sole non-managing member of Parche and owner of all economic interests therein, RCG Enterprise is deemed to beneficially own the 327,738 shares of Common Stock of the Company owned by Parche. As the investment manager of Starboard and the managing member of each of Parche and Starboard Value, RCG Starboard Advisors is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche.  As the sole member of RCG Starboard Advisors, Ramius Capital is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche.  As the managing member of Ramius Capital, C4S is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche. As the managing members of C4S, each of Messrs. Cohen, Stark, Strauss and Solomon is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche.  Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of such shares of Common Stock of the Company to the extent of their respective pecuniary interest therein. As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of Messrs. Caporale, Jr., Meyer, Mitchell and Ruzhitsky is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche.  Messrs. Caporale, Jr., Meyer, Mitchell and Ruzhitsky each disclaim beneficial ownership of the shares of Common Stock of the Company that they do not directly own.